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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                       STEWART & STEVENSON SERVICES, INC.
             (Exact name of registrant as specified in its charter)



                  TEXAS                                 74-1051605
(State of Incorporation or organization)   (I.R.S. Employer Identification No.)


           2707 NORTH LOOP WEST
              HOUSTON, TEXAS                                77008
 (Address of principal executive offices)                 (Zip Code)


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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:



         TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
         -------------------                  ------------------------------

   COMMON STOCK, WITHOUT PAR VALUE                NEW YORK STOCK EXCHANGE

RIGHT TO PURCHASE SHARES OF COMMON STOCK,         NEW YORK STOCK EXCHANGE
            WITHOUT PAR VALUE


Securities to be registered pursuant to Section 12(g) of the Act: NONE

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      This registration statement relates to the registration of the Common Stock, without par value (the "Common Stock"), of Stewart & Stevenson Services, Inc., a Texas corporation (the "Company"), and the purchase rights associated with the Common Stock. Set forth below is a brief description of certain rights of the holders of the Common Stock and the associated purchase rights:

COMMON STOCK

      The aggregate number of shares of capital stock that the Company is authorized to issue is 100,000,000 shares of Common Stock.

      The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to preferences that may be applicable to any outstanding senior security, holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available for that purpose. If the Company liquidates, dissolves or winds up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of debts and liabilities and subject to the liquidation preference of any outstanding senior security. The Common Stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of Common Stock are fully paid and non-assessable.

RIGHTS TO PURCHASE COMMON SHARES

      On March 7, 1995, the Board of Directors of the Company declared a distribution of one common share purchase right (a "Right") for each outstanding share of the Common Stock (as defined in the Rights Agreement, the "Common Shares"), of the Company. The distribution was paid on March 20, 1995 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-third (1/3) of a Common Share of the Company, at a price of $30 per one-third of a Common Share (the "Purchase Price"), under certain circumstances and subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated March 13, 1995 between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

      DETACHMENT OF RIGHTS, EXERCISE. Initially, the Rights will attach to all Common Share certificates representing outstanding shares and no separate Right Certificate (defined below) will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of the Company, or (ii) the tenth business day following the commencement or announcement of an intention to commence a tender offer or exchange offer (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Trustee of or fiduciary with respect to any such plan when acting in such capacity) the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

      Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to the Common Shares outstanding on March 20, 1995, by certificates for outstanding Common Shares and not by separate certificates evidencing the Rights registered in the name of the holder thereof with a copy of the summary of rights to purchase Common Shares included as Exhibit 3 hereto (the "Summary of Rights"), (ii) the Rights will be transferred with and only with the Common Shares, (iii) new Common Share certificates issued after March 20, 1995, upon transfer or new issuance of the Common Shares, will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Shares outstanding as of March 20, 1995, even without such notation or a copy of


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the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

      As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on March 20, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

      Subject to action of the Board of Directors of the Company pursuant to
Section 25 of the Rights Agreement, if a person or group were to acquire 15% or more of the Voting Shares of the Company, each holder of a Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thirds of a Common Share for which a Right is then exercisable, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-thirds of a Common Share for which a Right is then exercisable and dividing that by (y) 50% of the then current per share market price of the Company's Common Shares on the date such person became an Acquiring Person.

      If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that (i) each holder of a Right (except as otherwise provided in the Rights Agreement) shall thereafter have the right to receive, upon the exercise thereof such number of Common Shares of such acquiring entity (including the Company as successor thereto or as the surviving corporation), as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one one-thirds of a Common Share for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to the preceding paragraph) and dividing that product by (y) 50% of the current per share market price of the Common Shares of such other person on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company (the term "Company," as used herein, shall thereafter be deemed to refer to such issuer) and (iii) such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions of the Rights Agreement shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights.

      ANTIDILUTION AND OTHER ADJUSTMENTS. The number of securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

      The number of outstanding Rights are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

      MANDATORY REDEMPTION AND EXCHANGE. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of the Company, the Board of Directors may, at its option, issue Common Shares in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such


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person or group which would become null and void) at an exchange ratio of one
Common Share for each two Common Shares for which each Right is then exercisable, subject to adjustment.

      REDEMPTION. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of the Company may redeem all but not less than all the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      NO RIGHTS AS SHAREHOLDER. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

      AMENDMENT OF RIGHTS. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

      The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, form of Right Certificate, form of the Summary of Rights and the specimen of the legend to be placed on new Common Share certificates, incorporated by reference herein.

ITEM 2. EXHIBITS.

3.1 Third Restated Articles of Incorporation of Stewart & Stevenson Services, Inc. (Incorporated by reference to Exhibit 3(a) of Stewart & Stevenson Services, Inc.'s Quarterly Report filed on Form 10-Q for the quarterly period ended October 31,
                  1995).

3.2               Sixth Restated Bylaws of Stewart & Stevenson Services, Inc.
                  (Incorporated by reference to Exhibit 3.2 to Stewart & Stevenson Services, Inc.'s Quarterly Report filed on Form 10-Q for the quarterly period ended July 28, 2001).

*4.1 Specimen of stock certificate representing shares of Common Stock, without par value, of Stewart & Stevenson Services, Inc.

4.2 Rights Agreement, dated as of March 13, 1995, between the Company and The Bank of New York as Rights Agent, specifying the terms of the Rights, which includes the form of Right Certificate as Exhibit A and the form of the Summary of Rights as Exhibit B. (Incorporated by reference to Exhibit 1 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.3 Form of Right Certificate (included as Exhibit A to the Rights Agreement filed as Exhibit 1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date. (Incorporated by reference to Exhibit 2 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.4 Form of Summary of Rights to Purchase Common Shares (included as Exhibit B to Rights Agreement filed as Exhibit 1 hereto) which, together with certificates


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                  representing the outstanding Common Shares of the Company, shall represent the Rights prior to the Distribution Date. (Incorporated by reference to Exhibit 3 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.5 Specimen of legend to be placed, pursuant to Section 3(d) of the Rights Agreement, on all new Common Share certificates issued by the Company after March 20, 1995 and prior to the Distribution Date upon transfer, exchange or new issuance. (Incorporated by reference to Exhibit 4 to the Registration Statement filed on Form 8-A on March 16, 1995.)


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 *      Filed herewith

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                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              STEWART & STEVENSON SERVICES, INC.


                              By:  /s/ JOHN B. SIMMONS
                                   ----------------------------------
                              Name: John B. Simmons
                              Title: Vice President and Chief Financial Officer



Dated: October 11, 2002


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                                  EXHIBIT INDEX


3.1 Third Restated Articles of Incorporation of Stewart & Stevenson Services, Inc. (Incorporated by reference to Exhibit 3(a) of Stewart & Stevenson Services, Inc.'s Quarterly Report filed on Form 10-Q for the quarterly period ended October 31,
                  1995).

3.2               Sixth Restated Bylaws of Stewart & Stevenson Services, Inc.
                  (Incorporated by reference to Exhibit 3.2 to Stewart & Stevenson Services, Inc.'s Quarterly Report filed on Form 10-Q for the quarterly period ended July 28, 2001).

*4.1 Specimen of stock certificate representing shares of Common Stock, without par value, of Stewart & Stevenson Services, Inc.

4.2 Rights Agreement, dated as of March 13, 1995, between the Company and The Bank of New York as Rights Agent, specifying the terms of the Rights, which includes the form of Right Certificate as Exhibit A and the form of the Summary of Rights as Exhibit B. (Incorporated by reference to Exhibit 1 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.3 Form of Right Certificate (included as Exhibit A to the Rights Agreement filed as Exhibit 1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date. (Incorporated by reference to Exhibit 2 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.4 Form of Summary of Rights to Purchase Common Shares (included as Exhibit B to Rights Agreement filed as Exhibit 1 hereto) which, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights prior to the Distribution Date. (Incorporated by reference to Exhibit 3 to the Registration Statement filed on Form 8-A on March 16, 1995.)

4.5 Specimen of legend to be placed, pursuant to Section 3(d) of the Rights Agreement, on all new Common Share certificates issued by the Company after March 20, 1995 and prior to the Distribution Date upon transfer, exchange or new issuance. (Incorporated by reference to Exhibit 4 to the Registration Statement filed on Form 8-A on March 16, 1995.)


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 *      Filed herewith